Exhibit 99.1

Digital Health Acquisition Corp. Prices $100 Million Initial Public Offering

New York, New York – November 3, 2021 – Digital Health Acquisition Corp., a newly organized blank check company formed as a Delaware corporation, today announced the pricing of its initial public offering of 10,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one share of common stock and one redeemable warrant. Each warrant will entitle the holder thereof to purchase one share of common stock at $11.50 per share. The units are expected to trade on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “DHACU” beginning November 4, 2021. Digital Health Acquisition Corp. expects the initial public offering to close on November 8, 2021, subject to customary closing conditions. Once the securities comprising the units begin separate trading, the common stock and the warrants are expected to be traded on Nasdaq under the symbols “DHAC” and “DHACW,” respectively.

Digital Health Acquisition Corp is a blank check company sponsored by Digital Health Sponsor LLC, a Delaware limited liability company, whose business purpose is to effect a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on established, technology focused businesses positioned in the healthcare industry that have an aggregate enterprise value of approximately $175 million to $500 million and would benefit from access to public markets and the operational and strategic expertise of our management team and board of directors

A.G.P./Alliance Global Partners is the sole book-running manager for the offering. Digital Health Acquisition Corp. has granted the underwriters a 45-day option to purchase up to 1,500,000 additional units at the IPO price to cover over-allotments, if any.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission on November 3, 2021. The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

for Investors:

Investor Relations

Digital Health Acquisition Corp.

info@digitalhealthacquisition.com

561-672-7068